Exhibit No. 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into to be effective as of the 5th day of February, 2007 (the “Effective Date”), by and between Evans National Bank, a national banking corporation with offices at 14-16 North Main Street, Angola, New York 14006 (the “Bank”) and Gary A. Kajtoch (the “Employee”) to set forth the terms and conditions under which the Bank shall employ the Employee.

For good and valuable consideration, the receipt of which is acknowledged by the parties, it is agreed as follows:

1. EMPLOYMENT. The Bank hereby employs the Employee and the Employee hereby accepts such employment, subject to the terms and conditions herein set forth. The Employee shall hold the offices of Chief Financial Officer and Senior Vice President of the Bank effective as of the Effective Date reporting to the Chief Executive Officer and/or the Board of Directors of the Bank (the “Bank Board”).

2. TERM. The initial term of employment under this Agreement shall begin on the Effective Date hereof and shall continue until December 31, 2011, subject to prior termination in accordance with the terms of this Agreement (the “Initial Term”). Subject to the rights of the parties hereunder to terminate employment hereunder, the Initial Term may be extended annually by appropriate action of the Bank Board for successive additional periods of one (1) year commencing on December 31, 2007 and each anniversary thereof (each such period, an “Additional Term” and together with the Initial Term collectively, the “Term”).

3. DUTIES.

(a) The Employee shall perform such services, duties and functions as the Bank Board may lawfully assign to him and as are typically performed by executives in such senior executive position, and the Employee shall perform such services, duties and/or functions consistent with the office or offices in which he is serving and its responsibilities as may from time to time be prescribed by the Bank Board, and shall comply in the performance of his services, duties and functions with the policies of the Bank and the Bank Board, and be subject to the direction of the Bank Board.

(b) The Employee shall devote all of his business time and attention, reasonable vaction time and absences for sickness excepted, to the business and affairs of the Bank.

(c) The Employee shall be subject to the Bank’s rules, practices and policies applicable to the Bank’s executive officers.

(d) The Employee shall be appointed to serve as chairman of the Bank’s ALCO Committee, and he shall serve in such position at the discretion of the Bank Board.

(e) The Employee shall participate in the Bank’s Investment Committee and Senior Management Operating Committee.

4. COMPENSATION. As compensation for the employment services to be rendered by the Employee hereunder, the Bank agrees to pay, and the Employee agrees to accept, payable in equal installments in accordance with the Bank’s practice, an initial annual base salary of $150,000. The Employee’s annual salary hereunder for the remaining years of employment shall be determined by the Bank Board in its sole discretion, provided, however, that the Employee’s annual base salary shall not be reduced below $150,000. The Employee’s performance appraisal and salary review shall occur annually on a calendar year basis with the first review to be held as of January 1, 2008. Beginning with the calendar year 2007, the Employee shall be eligible for an annual bonus as may be deemed appropriate by the Bank Board in its sole discretion.

5. BENEFITS.

(a) Employee shall be entitled to 4 weeks of paid vacation per year (in accordance with the Bank’s vacation policy as in effect from time to time), and to participate in such benefit plans and arrangements and receive any other benefits customarily provided by the Bank to its senior management personnel (including any profit sharing, pension, short- and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and for which the Employee shall qualify, and as such plans, programs, and arrangements are from time to time amended or modified by the Bank (the “Benefit Plans”). Nothing in this Agreement shall be construed to require the Bank to establish any specific plan(s) or to prevent the Bank from amending, modifying or terminating any Benefit Plan.

(b) The Bank shall reimburse the Employee, upon presentment of suitable vouchers, for his reasonable business expenses, including travel expenses, incurred or paid by the Employee in connection with his employment hereunder in accordance with Bank policy as established from time to time by the Bank Board. The Bank shall also pay or reimburse the Employee for fees and expenses associated with membership in trade associations and professional memberships related to the business of the Bank and the Employee’s employment.

6. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) The Employee’s employment hereunder shall terminate upon the first to occur of the following:

(i) upon 90 days’ prior written notice to the Employee upon determination by the Bank Board that the Employee’s employment shall be terminated for any reason which would not constitute termination “for cause” (as herein defined);

(ii) upon written notice to the Employee upon determination by the Bank Board that the Employee’s employment shall be terminated “for cause”;

(iii)	automatically upon the death of the Employee;

(iv) in accordance with the terms of Section 7 upon the “disability” (as hereinafter defined) of the Employee; and

(v) upon 90 days’ prior written notice by the Employee to the Bank Board of the Employee’s voluntary termination of his employment.

(b) For the purposes of this Agreement “for cause” shall mean (i) Employee’s dishonesty, willful misconduct, gross negligence, or fraud in the Employee’s dealings with the Bank or any of its affiliates or with any of the Bank’s or its affiliates’ customers or otherwise, (ii) conduct of Employee which is unbecoming a banker, (iii) indictment of Employee for any crime which in the reasonable judgment of the Bank Board adversely affects the good name and reputation of the Bank or any of its affiliates, or (iv) material neglect or failure by the Employee to fulfill the Employee’s obligations as Chief Financial Officer and/or Senior Vice President of the Bank as contemplated by this Agreement where such neglect or failure shall not have ceased or been remedied within two weeks following written warning from the Bank Board.

(c) In the event the Employee’s employment is terminated without cause pursuant to Section 6(a)(i) above, the Bank shall pay the Employee, for a period equal to the then remaining Term of this Agreement, a monthly payment (subject to applicable tax withholding) equal to one-twelfth of his then annual base salary, which amount shall be in lieu of any and all other payments due and owing to the Employee under the terms of this Agreement (other than any payments or benefits payable under the terms of the Benefit Plans).The Bank’s obligation to make payments under this Section 6(c) shall be conditional upon the Employee’s compliance with his obligations under Sections 11, 12, 13 and 14 hereof.

(d) If the Employee should die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of the Employee shall thereupon be entitled to receive such portion of the Employee’s then annual base salary as has been accrued through the date of his death. The Employee’s estate also shall be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(e) Upon termination of the Employee’s employment by the Bank for cause or by the Employee pursuant to Section 6(a)(v), the Employee shall not be entitled to any amounts or benefits hereunder other than such portion of the Employee’s annual salary as has been accrued through the date of his termination of employment and any accrued and unpaid vacation pay through the date of his termination of employment (as provided in the Bank’s vacation policy as in effect from time to time and consistent with applicable law).

7. DISABILITY. The Employee’s employment may also be terminated upon written notice to the Employee by the Bank in the event of the Employee’s disability. For purposes of this Agreement “disability” shall mean the Employee’s physical or mental incapacity which prevents the Employee from performing the Employee’s normal duties on a full time basis, which condition, in the reasonable judgment of the Bank Board after consultation with medical advisors satisfactory to such Board and the Employee, is likely to continue for a sufficiently long period of time so as to be materially detrimental to the Bank’s operations. Any termination pursuant to this Section 7 shall be effective on the date 30 days after which the Employee shall have received written notice of the Bank’s election to terminate hereunder. In such event, the Employee shall thereupon be entitled to receive, for a period equal to the shorter of (i) 180 days from the effective date of the Employee’s termination of employment under this Section 7 or (ii) until such date the Employee becomes eligible for long term disability payments under the Bank’s then existing long term disability plan, continued scheduled monthly payments of the Employee’s then annual base salary. Employee shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

8. ASSIGNMENT. This Agreement is personal to the Employee and the Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to the Employee hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devises, legatees or beneficiaries. No payment pursuant to any will or the laws of descent and distribution shall be made hereunder unless the Bank shall have been furnished with a copy of such will and/or such other evidence as the Bank Board may deem necessary to establish the validity of the payment.

9. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Employee and by the Chairman of the Bank Board or such other director or officer as may be specifically designated by the Bank Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

10. ARBITRATION.

(a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b) The arbitral tribunal shall consist of one arbitrator who shall be an attorney of recognized standing at the bar with at least 15 years experience in the practice of law. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Commercial Arbitration Rules and shall be a person who (i) maintains his or her principal place of business either within 75 miles of Buffalo, New York and (ii) has had substantial experience in commercial and business matters. The arbitration shall be conducted within the Buffalo, New York metropolitan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent. The arbitrator shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys’ fees).

(c) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

(d) A decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced, against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

11. CONFIDENTIALITY. The Employee agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Bank, either during the period of the Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating or belonging to the Bank or any of its affiliates, which shall have been obtained by the Employee during the Employee’s employment by the Bank or any its affiliates. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Bank with prior notice of the contemplated disclosure and reasonably cooperates with the Bank at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

12. NONCOMPETITION AGREEMENT.

(a) In view of the unique and valuable services expected to be rendered by the Employee to the Bank and in consideration of the compensation to be received hereunder, during the Employee’s employment by the Bank and, unless the Employee’s employment is terminated for cause as defined in Section 6(b), for a period of one year following the termination of the Employee’s employment hereunder (the “Non-Competition Period”), the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Bank or any of the Bank’s affililiates is engaged at the effective date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Employee has been involved to any extent (other than DE MINIMIS) at any time during the 12-month period ending with the effective date of termination, in any locale of the United States in which the Bank conducts business. This Section 12 shall not prevent the Employee from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Employee from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code of 1986 (the “Code”).

(b) If any portion of the restrictions set forth in this Section 12 should, for any reason whatsoever, be declared invalid by a court or tribunal of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c) The Employee acknowledges that the territorial and time limitations set forth in this Section 12 are reasonable and properly required for the adequate protection of the business of the Bank and its affiliates. The Employee hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 12 on the ground of breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court or tribunal of competent jurisdiction, the Employee agrees to the reduction of the territorial or time limitation to the area or period which such court or tribunal shall deem reasonable.

13. NON-SOLICITATION AGREEMENT.

During the Employee’s employment with the Bank and continuing during the Non-Competition Period, the Employee agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any managerial level employee of the Bank or any of its affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Bank or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (b) any customer of the Bank or any customer of any of the Bank’s affiliates to purchase goods or services then sold by the Bank or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

14. NONCOMPETITION ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS

(a) No Adequate Remedy at Law. The Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Bank in the event that the Employee breaches, or threatens to commit a breach of, any of the restrictive covenants set forth in Sections 11, 12 and 13 (individually, a “Restrictive Covenant” and collectively, the “Restrictive Covenants”) and that any such damages, in any event, would be inadequate and insufficient. Therefore, if the Employee breaches, or threatens to commit a breach of, any Restrictive Covenant, the Bank or affiliate thereof shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court or tribunal of competent jurisdiction, without the posting of any bond or other security. If the Bank or any of its affiliates shall institute any action or proceeding to enforce a Restrictive Covenant, the Employee hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the Bank or any of its affiliates have an adequate remedy at law. Notwithstanding the foregoing, nothing herein shall constitute a waiver by the Employee of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred. The Employee shall inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment.

(b) Injunctive Relief Not Exclusive Remedy. In the event of a breach of any of the Restrictive Covenants, the Employee agrees that, in addition to any injunctive relief as described in Section 14(a) above, the Bank and any of its affiliates shall be entitled to any other appropriate legal or equitable remedy.

(c) Sections Reasonable, Fair and Equitable. The Employee agrees that the provisions of Sections 11, 12, 13 and this Section 14 are reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of the Bank and that the Employee has had independent legal advice in so concluding.

15. MISCELLANEOUS

15.1 NOTICE. All notices, requests, demands, and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Commercial Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as set forth below, and shall be deemed to have been duly received when delivered personally or received by such mailing or upon refusal of the receiving party to accept such personal delivery or receipt of such mailing:

If to the Bank to:

Evans National Bank

One Grimsby Drive
Hamburg, New York 14075
Attention: Chairman of the Board of Directors

If to the Employee, to:

Mr. Gary A. Kojtoch

c/o Evans National Bank

One Grimsby Drive
Hamburg, New York 14075

Either party hereto may change its address for purposes of this Section 15 by giving written notice to the other party hereto.

15.2 ENFORCEABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.3 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

15.4 GOVERNING LAW. This Agreement has been executed and delivered in the State of New York and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York.

15.5 ENTIRE AGREEMENT. Except as explicitly provided for herein, this Agreement supersedes any and all other oral or written agreements (including (but not limited to) any prior or current employment agreement or arrangement) heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

15.6 TREATMENT AS NON-QUALIFIED DEFERRED COMPENSATION. The parties acknowledge that certain payments under this Agreement may be treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended. In order that this Agreement complies with Section 409A, the parties agree (i) that the benefits payable under Section 6 hereof are payable only upon the Employee’s separation from service, as such term is used in Section 409A, (ii) that if the Employee is determined to be a “specified employee”, as defined in Section 409A, of a “corporation with publicly traded stock”, as such phrase is used in Section 409A, than all payments under Section 6 which are subject to Section 409A shall be delayed for a period of six (6) months after the date of the Employee’s separation from service, (iii) that the payments under Section 6 cannot be accelerated under the terms of this Agreement, (iv) that there is neither any “initial deferral election” nor any “subsequent elections”, as such terms are used in Section 409A, provided to the Employee relating to any benefits under Section 6 which are subject to Section 409A, and (v) that the benefits under Section 6 hereof are not, and shall not be funded through a trust located outside the United States. It is the expressed intention of the parties that this Agreement comply with Section 409A, and its terms and provisions shall be construed and interpreted to the extent possible in a manner consistent with such intent.

15.7 SURVIVAL. Except as otherwise expressly provided herein, the termination of the Employee’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 6(c), 11, 12, 13, 14 and Section 15 hereof or of any provisions hereof requiring the payment of certain amounts following such termination or expiration

IN WITNESS WHEREOF, the parties have executed this Agreement this 20th day of April 2007, to be effective as of the Effective Date.

EVANS NATIONAL BANK

By:	/s/David J. Nasca

Name: Title:	David J Nasca Chief Executive Officer & President

By:	/s/ Gary A. Kajtoch

Name:	Gary A. Kajtoch